Exhibit 21

SUBSIDIARY LIST

Name of Subsidiary	State of Incorporation
Oglebay Norton Engineered Materials, Inc.	Ohio

Oglebay Norton Industrial Sands, Inc.	California

Oglebay Norton Investment Company	Delaware

Oglebay Norton Management Company	Ohio

Oglebay Norton Marine Services Company, L.L.C.	Delaware

Oglebay Norton Minerals, Inc.	Delaware

Oglebay Norton Specialty Minerals, Inc.	Ohio

Oglebay Norton Terminals, Inc. d/b/a/ Cleveland Bulk Terminal	Ohio

ON Coast Petroleum Company	Texas

ON Marine Services Company	Delaware

ON Minerals Company, Inc.	Ohio

ONCO WVA, Inc.	West Virginia

ONTEX, Inc.	Delaware

Saginaw Mining Company	Ohio

Texas Mining, LP	Delaware

Global Stone Corporation	Ohio

Global Stone Chemstone Company	Delaware

Global Stone Filler Products Company	Delaware

Global Stone James River, Inc.	Delaware

Global Stone Management Company	Georgia

Global Stone Oakville Ltd.	Canada

Global Stone PenRoc, LP	Pennsylvania

Global Stone Portage, LLC	Indiana

Global Stone St. Clair Inc.	Delaware

Global Stone Tenn Luttrell Company	Delaware

GSPC Inc.	Delaware

Michigan Limestone Operations, Inc.	Michigan